                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            SciClone Pharmaceutical
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                [SciClone LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 27, 1999

Dear Fellow Shareholder:

     The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of SciClone Pharmaceuticals, Inc., a California corporation (the "Company"), will be held at The Westin, San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 on Thursday, May 27, 1999, at 10:00 a.m., local time. At the Annual Meeting, shareholders will act on the following matters:

     (1) Election of five (5) directors each for a term of one year;

     (2) Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 1999; and

     (3) Any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

     Shareholders of record as of the close of business on April 9, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

IF YOU PLAN TO ATTEND:

     Please note that space limitations make it necessary to limit attendance to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will be available at approximately 10:00 a.m. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

                                          By Order of the Board of Directors,
                                          [/s/ SHAWN K. SINGH]
                                          SHAWN K. SINGH, J.D.
                                          Secretary

San Mateo, California
April 28, 1999

                                [SciClone LOGO]

                         901 MARINERS ISLAND BOULEVARD
                          SAN MATEO, CALIFORNIA 94404
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       SOLICITATION AND VOTING OF PROXIES

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of SciClone Pharmaceuticals, Inc., a California corporation (the "Company"), of proxies in the enclosed form for use in voting at the Company's 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Westin, San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 on Thursday, May 27, 1999, at 10:00 a.m., local time, and any adjournment or postponement thereof.

     This Proxy Statement, the enclosed proxy card and the Company's 1998 Annual Report to Shareholders are first being sent or given to shareholders on or about April 28, 1999.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Shawn K. Singh) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

RECORD DATE

     The close of business on April 9, 1999 was fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 20,067,028 shares of Common Stock outstanding.

VOTING AND SOLICITATION

     Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters to be acted upon at the Annual Meeting and is entitled to cumulate votes for the election of directors, subject to the conditions described below.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of proposals presented to shareholders. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as voting with respect to that matter.

While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The shares represented by the proxies received, properly marked, signed, dated and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of directors and FOR ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked.

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the shareholders will elect five (5) directors to serve until the 2000 Annual Meeting of Shareholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     In voting for directors, each shareholder is entitled to cast that number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held by such shareholder. Such votes may be cast for one candidate or distributed in any manner among the nominees for directors. However, the right to cumulate votes in favor of one or more candidates may not be exercised unless the candidate or candidates have been nominated prior to the voting, and a shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder's intention to cumulate such shareholder's votes. If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

     Assuming a quorum is present, the five (5) nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the five
(5) nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     The names of the nominees, their ages as of April 1, 1999, and certain other information about them are set forth below:

                                                                             DIRECTOR
    NAME OF NOMINEE       AGE              PRINCIPAL OCCUPATION               SINCE
    ---------------       ---              --------------------              --------
Jere E. Goyan, Ph.D.....  68    President, Goyan & Hart Associates             1992
Donald R. Sellers.......  54    President, Chief Executive Officer and         1996
                                Director, SciClone Pharmaceuticals, Inc.;
                                Managing Director, SciClone Pharmaceuticals
                                International Ltd.
John D. Baxter, M.D.....  58    Professor of Medicine, the University of       1991
                                California, San Francisco
Edwin C. Cadman, M.D....  53    Professor of Medicine, Yale University;        1991
                                Senior Vice President of Medical Affairs
                                and Chief of Staff, Yale New Haven Hospital
Rolf H. Henel...........  61    Partner, Naimark & Associates, Inc.            1997

     Jere E. Goyan, Ph.D. has been Chairman of the Board of Directors of the Company since July 1997 and has been a director of the Company since January 1992. Currently, Dr. Goyan is President of Goyan and Hart Associates, a private consulting firm. From May 1993 until December 1998, Dr. Goyan was President, Chief Operating Officer, and a director of Alteon, Inc., a biotechnology company. He also served as Acting Chief Executive Officer of Alteon from July 1993 until May 1994 and as Senior Vice President for Research and Development from January 1993 to May 1993. Dr. Goyan was the Commissioner of the United States Food and Drug Administration from October 1979 to January 1981. He was Dean of the School of Pharmacy at the University of California, San Francisco and Professor of Pharmacy and Pharmaceutical Chemistry from 1967 through 1992. He joined the faculty of UCSF in 1963 as an associate professor after serving on the faculty of the University of Michigan, College of Pharmacy from 1956 to 1963. Dr. Goyan also currently serves as a director of Atrix Laboratories, Emisphere Technologies, Inc., PenWest Pharmaceuticals and of Boehringer Ingelheim Pharmaceuticals Corporation. Dr. Goyan also serves as a consultant to various companies and corporations.

     Donald R. Sellers has served as the Company's Chief Executive Officer since April 1996 and as President and director since January 1996. From May 1993 to present, he has also served as Managing Director, SciClone Pharmaceuticals International Ltd., the international arm of the Company. From 1990 to 1993, Mr. Sellers was Corporate Vice President of Getz Bros., a U.S.-based international trading company, as well as President of one of their Japanese operations. From 1983 to 1990, Mr. Sellers was employed by Sterling Drug International, initially as Vice President of Marketing and Operations in Asia and later as President of their Latin American Andina Group. Mr. Sellers began his pharmaceutical career in 1973 with Pfizer as Country Manager, Vietnam and Hong Kong, and he later worked with the Revlon Healthcare Group as Director of Worldwide Exports and Pacific Area Director. Mr. Sellers spent five years in Military Intelligence serving with Special Forces and as a Counter-Intelligence Special Agent. He has an AB degree from Lafayette College and a Masters of International Management degree with honors from the American Graduate School of International Management.

     John D. Baxter, M.D. has been a director of the Company and the Chairman of its Scientific Advisory Board since June 1991. Dr. Baxter has been associated with the University of California, San Francisco ("UCSF") since 1970. He has been Professor of Medicine since 1979, Chief of the Endocrinology Section, Parnassus Campus from 1980 to 1997 and Director of UCSF's Metabolic Research Unit since 1981. Dr. Baxter was a founder and served as a director of California Biotechnology, Inc. (now Scios Nova, Inc.), and of Kao Bio A.B., both biotechnology companies.

     Edwin C. Cadman, M.D. has been a director of the Company and a member of its Scientific Advisory Board since November 1991. Since January 1994, Dr. Cadman has been Senior Vice President of Medical Affairs and Chief of Staff at Yale New Haven Hospital, where he was Chief of the Medical Service from 1987 through December 1993. Since 1987, Dr. Cadman has also been Professor of Medicine at Yale University, where he was Chairman of the Department of Medicine from 1987 through December 1993. Prior to these positions, he was Director of the Cancer Research Institute at UCSF.

     Rolf H. Henel joined the Company as a director in June 1997. Mr. Henel has been a partner in Naimark & Associates, Inc., a healthcare consulting firm, since September 1994. Mr. Henel has been Executive Director of Performance Effectiveness Corporation, Inc., a pharmaceutical consulting and education company, since April 1993. From 1978 to 1993, Mr. Henel was with American Cyanamid Company, most recently as President of the Cyanamid International Lederele Division. Mr. Henel is also a director of Penwest Pharmaceuticals, a pharmaceutical company, based in Patterson, New York.

     Directors serve one-year terms or until their successors are elected and qualified. There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, the Board met six times and no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he serves. The Board has the following three committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

     During 1998, the Audit Committee, which consisted of Dr. Cadman and Mr. Henel, each a non-employee director, held two meetings. The Audit Committee recommends the engagement of the Company's independent public accountants to audit the financial statements of the Company, and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

     During 1998, the Compensation Committee, which consisted of Drs. Cadman and Goyan, held one meeting. The Compensation Committee establishes and administers the Company's policies regarding annual officer salaries and cash incentives and long-term equity incentives. The Compensation Committee also administers the Company's equity compensation plans.

     During 1998, the Nominating Committee, which consisted of Dr. Goyan and Mr. Sellers, held no formal meetings. The Nominating Committee considers and recommends action to the Board regarding nominations to the Board of Directors of the Company. Shareholders may submit, with the nominees' permission, names of prospective Board nominees which will be considered by the Nominating Committee in light of the nominees' qualifications. Shareholder submissions to be considered for the Company's 2000 Annual Meeting of Shareholders must be received by Shawn K. Singh, SciClone Pharmaceuticals, Inc., 901 Mariner's Island Boulevard, San Mateo, California 94404, no later than December 30, 1999.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Two directors who are not employees of the Company receive an annual retainer of $30,000, payable at the rate of $7,500 per quarter, plus payment of out-of-pocket expenses relating to their service as Board members. The two other directors who are not employees of the Company receive an annual retainer of $35,000, payable at the rate of $8,750 per quarter, plus payment of out-of-pocket expenses relating to their service as Board members.

     The Company has entered into a consulting agreement with Dr. Baxter pursuant to which Dr. Baxter serves as Chairman of the Company's Scientific Advisory Board and performs consulting services as requested by the Company. The Company also has retained Dr. Cadman to perform consulting services. In 1998, Dr. Baxter received $35,535 for such consulting services. Dr. Cadman did not perform consulting services for the Company during 1998. From time to time, Dr. Goyan performs consulting services for the Company. The Company compensates Dr. Goyan for these services at his then-effective rate for consulting services. Dr. Goyan received $10,000 in consulting fees from the Company in 1998.

     If directors Baxter, Cadman, Goyan and Henel are reelected to the Board at the Annual Meeting, each will automatically receive an option to purchase 10,000 shares of the Company's Common Stock under the Company's 1995 Nonemployee Director Stock Option Plan. Each such option shall vest and become exercisable at the rate of one-twelfth of the shares subject to the option at the end of each one-month period from the date of the Annual Meeting. In addition, in 1998, directors Baxter, Cadman, Goyan and Henel were each granted an option to purchase 10,000 shares of the Company's Common Stock under the Company's 1991 Stock Plan.

RECOMMENDATION OF THE BOARD

                  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has served as the Company's independent auditors since 1991 and has been appointed by the Board to continue as the Company's independent auditors for the year ending December 31, 1999. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
                AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1999.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to beneficial ownership of shares of the Company's Common Stock as of March 26, 1999 by (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the Chief Executive Officer of the Company and the three other most highly-compensated executive officers of the Company as of December 31, 1998 whose total salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000 for services in all capacities to the Company (collectively, the "Named Executive Officers"), (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                            NAME                               NUMBER      PERCENT
                            ----                              ---------    -------
Halifax Fund, L.P.(2).......................................  1,545,499     7.70
Donald R. Sellers(3)........................................    653,115     3.25
John D. Baxter, M.D.(4).....................................    437,798     2.18
Shawn K. Singh, J.D.(5).....................................    103,295        *
Alfred R. Rudolph, M.D.(6)..................................     99,828        *
David A. Karlin, M.D.(7)....................................     80,240        *
Jere E. Goyan, Ph.D.(8).....................................     74,292        *
Edwin C. Cadman, M.D.(9)....................................     73,772        *
Rolf H. Henel(10)...........................................     25,626        *
All directors and executive officers as a group (8
  persons)(11)..............................................  2,588,951     12.9

---------------
  *  Less than 1%.

 (1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,067,028 shares outstanding on March 31, 1999.

 (2) As reported by Halifax Fund, L.P., to the Company on March 22, 1999.

 (3) Includes 617,855 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

 (4) Includes 395,506 shares held by John D. Baxter and Ethelene D. Baxter as Trustees, FBO The Baxter Family Revocable Trust UDT 11/8/95 and 42,292 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

 (5) Includes 89,314 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

 (6) Includes 58,021 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

 (7) Includes 67,813 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

 (8) Includes 72,292 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

 (9) Includes 72,772 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

(10) Includes 20,626 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

(11) Includes 1,040,985 shares issuable pursuant to options exercisable within 60 days of March 31, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of the Named Executive Officers for each of the past three fiscal years, where applicable.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                             ANNUAL COMPENSATION                      AWARDS
                              --------------------------------------------------   ------------
                                                                    OTHER ANNUAL    SECURITIES     ALL OTHER
                                                                    COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY ($)(1)   BONUS ($)(2)       ($)         OPTIONS(#)        ($)
---------------------------   ----   -------------   ------------   ------------   ------------   ------------
Donald R. Sellers...........  1998      400,000         75,000         54,204(3)     105,000          5,291(4)
  President and Chief         1997      400,000         50,000         50,537(3)      70,000          5,191(4)
  Executive Officer           1996      400,000        150,000              *        400,000          8,524(4)
Alfred R. Rudolph,
  M.D.(5)...................  1998      192,000         55,000         30,000(6)      85,000          3,296(7)
  Chief Operating Officer     1997      128,192              *        105,393(6)     105,000          2,376(7)
                              1996           --             --             --             --             --
Shawn K. Singh, J.D. .......  1998      189,996         48,000              *         85,000          2,429(8)
  Senior Vice President,      1997      157,500         45,000              *         28,000          2,241(8)
  Corporate Development       1996      141,500         40,781              *         27,000          2,130(8)
  and Secretary
David A. Karlin, M.D.(9)....  1998      187,200         37,800              *         75,000          4,025(10)
  Vice President and          1997      180,000         45,000              *         36,000          3,196(10)
  Medical Director            1996           --             --             --             --             --

---------------
  *  No disclosure required under Securities and Exchange Commission rules.

 (1) Includes amounts deferred under the Company's 401(k) plan.

 (2) Reflects bonuses paid in the year indicated for performance in the prior year (e.g., bonuses paid in 1998 were for performance in 1997).

 (3) Consists of $44,004 in cost-of-living assistance payments and $10,200 in car allowance payments in 1998 and 40,337 in cost-of-living assistance payments and $10,200 in car allowance payments in 1997.

 (4) Consists of disability and life insurance premiums ($3,291 in 1998, 3,291 in 1997 and $6,624 in 1996) and $2,000, $1,900 and $1,900 in matching contributions under the Company's 401(k) plan in 1998, 1997 and 1996.

 (5) Dr. Rudolph joined the Company in April 1997.

 (6) Consists of cost-of-living assistance payments ($30,000 in 1998, and $10,000 in 1997) and $95,393 in moving expenses in 1997.

 (7) Consists of matching contributions under the Company's 401(k) plan ($2,000 in 1998 and $1,080 in 1997) and life insurance premiums ($1,296 in 1998 and $1,296 in 1997).

 (8) Consists of matching contributions under the Company's 401(k) plan ($2,000 in 1998 $1,890 in 1997, $1,698 in 1996) and life insurance premiums ($429 in 1998, $351 in 1997 and $432 in 1996).

 (9) Dr. Karlin became an executive officer of the Company in May 1997 and has been employed by the Company since January 1995.

(10) Consists of matching contributions under the Company's 401(k) plan ($2,000 in 1998 and $1,900 in 1997) and life insurance premiums ($2,025 in 1998 and $1,296 in 1997).

     The following table provides certain information with respect to stock options granted to the Named Executive Officers in 1998. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                     POTENTIAL REALIZED
                                   -----------------------------------------------------        VALUE AT
                                                    PERCENT OF                               ASSUMED ANNUAL
                                     NUMBER OF        TOTAL       EXERCISE                   RATES OF STOCK
                                    SECURITIES       OPTIONS       OR BASE                 PRICE APPRECIATION
                                    UNDERLYING      GRANTED TO      PRICE                  FOR OPTION TERM(2)
                                      OPTIONS      EMPLOYEES IN   PER SHARE   EXPIRATION   -------------------
              NAME                 GRANTED(#)(1)   FISCAL YEAR     ($/SH)        DATE       5%($)      10%($)
              ----                 -------------   ------------   ---------   ----------   --------   --------
Donald R. Sellers................     30,000            4.5%        2.47       2/24/08      46,601    118,096
                                      75,000           11.2         2.38       8/18/08     112,258    284,483
Alfred R. Rudolph, M.D...........     20,000            3.0         2.47       2/24/08      31,067     78,731
                                      65,000            9.7         2.38       8/18/08      97,290    246,552
Shawn K. Singh, J.D..............     25,000            3.7         2.47       2/24/08      38,834     98,414
                                      60,000            8.9         2.38       8/18/08      89,806    227,586
David A. Karlin, M.D.............     12,000            1.8         2.47       2/24/08      18,640     47,239
                                      63,000            9.4         2.38       8/18/08      94,296    238,966

---------------
(1) Such options vest with respect to 25% of the shares one year from date of grant; thereafter, the remaining shares vest ratably on a monthly basis over three years. The options become fully exercisable without regard to vesting in the event the Company is not the surviving corporation in any merger or consolidation. The options have a ten-year term, but are subject to earlier termination in connection with termination of employment. Under the Company's 1991 Stock Plan, 1992 Stock Plan and 1995 Equity Incentive Plans, the Board retains the discretion to modify the terms, including the price(s) of outstanding options. For additional information regarding options, see "Compensation Committee Report on Executive Compensation."

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionees continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table sets forth certain information with respect to stock options held by the Named Executive Officers as of December 31, 1998, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 1998. No stock options were exercised by any of the Named Executive Officers in 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                               VALUE OF
                                                          NUMBER OF          UNEXERCISED
                                                         UNEXERCISED         IN-THE-MONEY
                                                      OPTIONS AT FISCAL       OPTIONS AT
                                                        YEAR END (#)      FISCAL YEAR END($)
                                                        EXERCISABLE/         EXERCISABLE/
                        NAME                            UNEXERCISABLE      UNEXERCISABLE(1)
                        ----                          -----------------   ------------------
Donald R. Sellers...................................   584,552/166,448       $0.00/$0.00
Alfred R. Rudolph, M.D..............................    40,834/149,166       $0.00/$0.00
Shawn K. Singh, J.D.................................    74,940/111,665       $0.00/$0.00
David A. Karlin, M.D................................    54,897/108,103       $0.00/$0.00

---------------
(1) Based on the $1.063 per share closing price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1998, less the exercise prices.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     The Compensation Committee of the Board is composed of Drs. Cadman and Goyan, both of whom are nonemployee directors. The Compensation Committee is responsible for establishing and administering the Company's policies regarding compensation and stock ownership programs. The Committee annually evaluates the performance, and determines compensation and long-term equity incentives, of the Chief Executive Officer ("CEO"), and reviews and approves the CEO's compensation recommendations for other officers of the Company.

  Compensation Policy

     The overall objectives of the Company's compensation policy are as follows: to (i) attract and retain executives of outstanding ability and potential; (ii) motivate these individuals to achieve corporate goals to enhance long-term shareholder value; (iii) link executive compensation and shareholder interests; and (iv) provide a compensation package that recognizes individual contributions as well as overall corporate results and is competitive with biopharmaceutical companies with which the Company competes for talent.

     In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share and sales growth, may not apply in reviewing the performance of executive officers. At the Company's current stage of development, in evaluating and determining the compensation of the Company's CEO and other executive officers, the Compensation Committee looks to other performance criteria, such as progress of the Company's clinical and regulatory programs and commercialization and development activities, as well as the Company's success in securing capital resources that are necessary for the Company to complete clinical, regulatory and commercialization programs and achieve product revenues. As a result, in many instances these qualitative factors involve a subjective assessment of corporate performance by the Compensation Committee. The Compensation Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather it considers a mix of factors and evaluates the CEO's and each individual executive officer's performance against that mix.

     Compensation for individual executive officers is targeted to be comparable to compensation packages paid to executives of other biopharmaceutical companies of comparable or larger size with which the Company competes for talent. The Compensation Committee reviews from time to time independent survey data regarding compensation and benefits in the biopharmaceutical industry as well as compensation and benefits in a comparative group of publicly-held biopharmaceutical companies that represent a number of the Company's most direct competitors for executive talent. The companies selected for comparison are biopharmaceutical firms with market capitalizations comparable to or larger than the Company's, several of which companies are included in the Nasdaq Pharmaceutical/Biotechnology Index used in the Stock Performance Graph contained herein. The Compensation Committee believes that inclusion of companies with larger market capitalizations is necessary because the talent pool from which the Company recruits is composed largely of executives employed by such companies.

     The key elements of the Company's executive compensation program consist of base salary, annual cash incentives and long-term equity incentives.

  Base Salary

     Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the base salaries paid by biopharmaceutical companies generally and companies in the comparative group described above. The Compensation Committee initially sets base salaries in the mid to upper range of base salaries at other companies in such comparative group. In certain cases, minimum base salaries are established by employment agreements between the Company and its executive officers. Using this general guideline, the Compensation Committee then considers other factors such as the individual's contribution to achievement of corporate goals, the attainment of specific individual objectives and the assumption of new responsibilities. From year to year, the relative weight of the individual factors may differ from officer to officer, and can be expected to change over time in response to the Company's development and the evolution of the biopharmaceutical industry.

  Annual Cash Incentives

     The Company's annual cash incentives account for a significant percentage of each executive officer's potential compensation. The Compensation Committee establishes annual cash incentive targets for executive officers based upon cash incentive programs of biopharmaceutical companies generally and companies in the comparative group described above. The Compensation Committee generally sets such targets in the mid range of cash incentives paid by other companies in such comparative group. The actual cash incentive award earned depends upon the attainment of corporate performance goals established for the year by the Compensation Committee as well as the attainment of individual performance objectives. Corporate performance goals for 1998 included the following: to (i) achieve certain ZADAXIN(R) sales milestones; (ii) complete the Company's acquisition of global rights to ZADAXIN; (iii) initiate a Phase 3 trial of ZADAXIN for the treatment of hepatitis B and start a Phase 2 trial of ZADAXIN for the treatment of hepatitis C in Japan; (iv) establish corporate partnering arrangements for development of ZADAXIN plus interferon for the treatment of hepatitis C in the United States and Europe; and (v) complete Phase 1 and start Phase 2 trials of CPX for the treatment of cystic fibrosis. At year end, the Compensation Committee reviewed the original plans and goals. The Compensation Committee determined that, due to the significant efforts and accomplishments of the Company's executive officers, many of the original goals had been achieved; however, certain goals deemed significant by the Compensation Committee were not achieved. As a result, and due to the Company's cash position at year end, for performance in 1998, the executive officers received less than their targeted annual cash incentive and received cash incentives ranging from 7.5% to approximately 11% of base salary.

     The Company's long-term equity incentives currently consist of the Company's 1991 and 1992 Stock Plans and the Company's 1995 Equity Incentive Plan (collectively, the "Plans"), pursuant to which the Company grants options and other rights to purchase shares of its Common Stock. The objective of each of the Plans is to advance the long-term interests of the Company and its shareholders and to complement incentives tied to annual performance. Stock options granted under the Plans generally vest over a four-year period, providing incentive to create value for the Company's shareholders over the long term since the full benefit of the compensation package cannot be realized unless the employee remains with the Company and stock price appreciation occurs over a number of years. The Compensation Committee has typically granted options to employees upon commencement of employment and has occasionally granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. During 1998, certain executive officers and employees were granted stock options based on their individual contribution to achievement of corporate performance goals.

  CEO Compensation

     In 1998, Mr. Sellers received a base salary of $400,000, an annual cash incentive payment of $75,000 for performance in 1997 and an annual cash incentive payment of $30,000 for performance in 1998. In determining Mr. Sellers' base salary, the Compensation Committee considered Mr. Seller's current compensation, his expected role with the Company and data with respect to compensation levels at other biopharmaceutical companies. With respect to Mr. Sellers' cash incentive payment for performance in 1998, the Committee noted that although Mr. Sellers' individual performance objectives were met, certain significant 1998 corporate performance objectives for the Company were not achieved in full. The stock option grants to Mr. Sellers in 1998, as in past years, were made with a view to the stock he already held and his achievement of certain objectives.

  Special Deduction Limit

     The Compensation Committee has considered the impact of Section 162(m) of the Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1.0 million, and the Committee believes that options granted under the 1995 Equity Incentive Plan prior to the Company's Annual Meeting in 1996 will meet the requirements for performance-based compensation under Section 162(m), the Compensation Committee believes that this section will not affect the tax deductions available to the Company with respect to such options. However, because a transition rule which permits the Compensation Committee to qualify as a committee which may award performance-based compensation expired upon the Company's Annual Meeting in 1996 and the Compensation Committee may not so qualify, the Company can provide no assurance that options granted under the 1995 Equity Incentive Plan after that date will meet the requirements for performance-based compensation.

     The foregoing report has been provided by Drs. Cadman and Goyan.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the annual percentage change in (i) the cumulative total shareholder return on the Company's Common Stock since December 31, 1993, with (ii) the cumulative total return on (a) The Nasdaq Stock Market (U.S. and Foreign Companies) and (b) the Nasdaq Pharmaceutical/ Biotechnology Index. The comparison assumes (i) an investment of $100 on December 31, 1993 in each of the foregoing indices and (ii) reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                                                     SCICLONE COMMON            NASDAQ STOCK MKT.           NASDAQ PHARM COM.
                                                          STOCK                     US & FRGN                    SIC 283
                                                     ---------------            -----------------           -----------------
12/31/93                                                 100.00                      100.00                      100.00
12/30/94                                                  39.13                      112.28                       67.08
12/29/95                                                  29.71                      157.69                      122.72
12/31/96                                                  46.37                      193.10                      123.08
12/31/97                                                  19.93                      236.26                      127.09
12/31/98                                                   6.15                      326.03                      163.20

                                                            COMPUTED INDEX
                                                    ------------------------------
                                                                NASDAQ     NASDAQ
                                                    SCICLONE     STOCK     PHARM.
                   PERFORMANCE                       COMMON      MKT.       COM.
                      PERIOD                         STOCK     US & FRGN   SIC 283
                   -----------                      --------   ---------   -------
12/31/93..........................................   100.00     100.00     100.00
12/30/94..........................................    39.13     112.28      67.08
12/29/95..........................................    29.71     157.69     122.72
12/31/96..........................................    46.37     193.10     123.08
12/31/97..........................................    19.93     236.26     127.09
12/31/98..........................................     6.15     326.03     163.20

                          TRANSACTIONS WITH MANAGEMENT

     In July 1995, the Company extended a loan to Thomas E. Moore, the former Chairman of the Board and one of the founders of the Company, in the principal amount of $95,000 which bears interest at the rate of 7.375% per annum. In December 1995, the Company extended an additional loan to Mr. Moore in the principal amount of $600,000 which bears interest at the rate of 7.50% per annum. The loans were due and payable in December 1997 after which they became subject to 3.5% additional accelerated interest per year. The loans are secured by a second deed of trust on residential property owned by Mr. Moore. At December 31, 1998, these loans had not been repaid and an aggregate of approximately $890,000 in principal and accrued interest was outstanding under the loans. In January 1999, the Company foreclosed on the loans, is in possession of the underlying property and is actively seeking to sell the property. No entry reflecting this transaction has been recorded in the Company's financial statements.

     On July 23, 1997, the Company loaned to Mr. Moore $5,944,000 in exchange for a promise to repay the loan on demand and the pledge of 1,882,500 shares of SciClone Common Stock owned by Mr. Moore as collateral for such loan. The loan bears interest at 7% per annum.

     During 1998 it was determined that the value of the collateral underlying the loan made to Mr. Moore was more than temporarily impaired and that a writedown of the book value of the note would be required. Upon further investigation relative to the collectibility of the demand note, it was determined that the entire $5.944 million, plus accumulated interest of approximately $689,000, was in substantial doubt. As a result of this determination the Company elected to write off the entire remaining book value in a non-cash charge to earnings in the fourth quarter of 1998 and cancel the 1,882,500 shares held as collateral. Under a new agreement, Mr. Moore received credit against his total indebtedness of approximately $6.633 million. This credit is calculated as the value of Mr. Moore's 1,882,500 shares of SciClone Common Stock cancelled by the Company based on the greater of two stock prices. The first stock price is calculated as the average 5-day closing stock price at March 5, 1999, the date of this agreement. The second stock price is calculated as the average 5-day closing stock price at September 30, 1999. After calculating and applying the appropriate credit, the balance of the remaining debt, if any, will be paid in five installments according to a schedule beginning on October 1, 1999 of $20,000 and increasing by a factor of four each six month anniversary thereafter with final payment due no later than October 1, 2001. In the event that the higher 5-day average stock price exceeds the amount of the indebtedness such excess will be remitted to Mr. Moore in cash or stock, at the Company's sole discretion. If in stock, the number of shares will not exceed 1,882,500 shares.

     The Company entered into an employment agreement with Mr. Sellers in February 1996 for a term of one year, subject to renewal by the Company and Mr. Sellers. Under the agreement, Mr. Sellers receives an annual base salary of $400,000 and is eligible for an annual cash incentive up to $200,000 and other benefits that are generally provided to the Company's executives. In the event Mr. Sellers' employment relationship with the Company is terminated by the Company without cause or as a result of a material diminution of Mr. Seller's duties and responsibilities by the Company or as a result of Mr. Seller's death or disability, the Company is required to (1) pay Mr. Sellers a severance payment equal to his then current annual salary and car allowance for twelve months and any cash incentives as if Mr. Sellers has continued his employment through the end of the calendar year, (2) continue Mr. Seller's health-related benefits for twelve months, (3) accelerate the vesting of all of Mr. Sellers' outstanding stock options so they become fully vested, and (4) extend the exercise period for such options for one year, but within the original term of the option. The agreement was renewed in November 1998 for a one-year term expiring in November 1999.

     In August 1996, the Company extended a loan to Mr. Sellers in the principal amount of $1,000,000 which was used to finance the purchase of his primary residence. The loan is secured by a first deed of trust on the property, bears interest at 8.0% per annum and is payable in July 2000, subject to renewal if Mr. Sellers remains employed by the Company. In March 1998, Mr. Sellers paid the Company $754,000 and reduced the Company loan to $236,500, including accrued interest. As of December 31, 1998, approximately $234,500 of principal was outstanding. In April 1999, Mr. Sellers paid the entire outstanding balance on this loan.

     The Company entered into an employment agreement with Dr. Rudolph in April 1997. Under the agreement, Dr. Rudolph receives a monthly base salary of $15,000 and is eligible for an annual cash incentive and other benefits that are generally provided to the Company's executives. The annual cash incentive is targeted at 40%, and can range from 0% to 150%, of Dr. Rudolph's annual base salary depending upon performance in relation to predetermined management objectives. In the event the Company terminates Dr. Rudolph's employment without cause, the Company is required to pay Dr. Rudolph a severance payment in accordance with the Company's normal payroll policies equal to one month, up to a maximum of six months, of his then current annual salary for every two months he is employed by the Company. Pursuant to the agreement, the Company also granted Dr. Rudolph options to purchase 70,000 shares of the Company's Common Stock, reimbursed Dr. Rudolph for certain moving costs and agreed to defray $30,000 per year of his housing expenses from September 1997 to September 2000, provided Dr. Rudolph is employed by the Company during such three-year period.

                             SHAREHOLDER PROPOSALS

     Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, the Company's proxy for its 2000 Annual Meeting of Shareholders may confer discretionary authority to vote on any proposal submitted by a shareholder if written notice of such proposal is not received by Shawn K. Singh, SciClone Pharmaceuticals, Inc., 901 Mariners Island Boulevard, San Mateo, California 94404, on or before March 14, 2000.

     Proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by Shawn K. Singh, SciClone Pharmaceuticals, Inc., 901 Mariners Island Boulevard, San Mateo, California 94404, no later than December 30, 1999, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

     It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,
                                          [/s/ SHAWN K. SINGH]
                                          SHAWN K. SINGH, J.D.
                                          Secretary

April 28, 1999 San Mateo, California

                         SCICLONE PHARMACEUTICALS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 27, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SCICLONE
                             PHARMACEUTICALS, INC.

     The undersigned hereby appoints Donald R. Sellers and Shawn K. Singh, and each of them, proxies for the undersigned, with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held at The Westin, San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030, on Thursday, May 27, 1999, at 10:00 a.m., or at any adjournment thereof,upon the proposals set forth on the reverse side and described in the accompanying Proxy Statement and upon such other matters as may properly come before the meeting or any adjournment thereof. The undersigned hereby acknowledges receipt of the Company's 1998 Annual Report to Shareholders accompanying this Proxy.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY PROPOSAL. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED BE CHECKED.

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                 (Continued and to be signed on the other side)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

                                                             Please mark
                                                            your votes in
                                                          black or blue ink   X
                                                           as indicated in
                                                             this example.

PROPOSAL 1. Election of Directors

FOR all nominees listed
 (except as marked to       X
    the contrary)

   WITHHOLD AUTHORITY
to vote for all nominees    X
     listed below

NOMINEES: Jere E. Goyan, Ph.D., Donald R. Sellers, John D. Baxter, M.D.,
          Edwin C. Cadman, M.D., Rolf H. Henel

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

PROPOSAL 2. Approval of Auditors

     FOR            AGAINST             ABSTAIN
     /X/              /X/                 /X/

RECEIPT IS HEREBY ACKNOWLEDGED OF THE SCICLONE
PHARMACEUTICALS NOTICE OF MEETING AND PROXY STATEMENT

IMPORTANT: Please sign exactly as your name(s) appears on this Proxy. Where shares of stock are held jointly, both or all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation or partnership, execute in full corporate or partnership name by an authorized person. Please date the Proxy.

Signature _______________________ Date: ________________________

Signature _______________________ Date: ________________________

                            o FOLD AND DETACH HERE o